EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the reference to our firm under the captions "Experts" and "Selected Financial Data" and to the use of our report dated January 22, 1998 (except Note 1, EARNINGS PER SHARE, as to which the date is April 14, 1998) in Amendment No. 1 to the Registration Statement (Form S-3) and the related Prospectus of International Speedway Corporation for the registration of 4,000,000 shares of its Class A Common Stock.

We also consent to the incorporation by reference therein of our report dated January 22, 1998 with respect to the financial statement schedule of International Speedway Corporation for the years ended August 31, 1995 and 1996, for the three months ended November 30, 1996 and for the year ended November 30, 1997 included in the Annual Report (Form 10-K) for 1997 filed with the Securities and Exchange Commission.



/s/ ERNST & YOUNG LLP
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Jacksonville, Florida
June 5, 1998